EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ESCO Technologies Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-77887, 333-63930, 333-117953, 333-186537, 333-192663) on Form S-8 of ESCO Technologies Inc. (the Company) of our reports dated November 29, 2016, with respect to the consolidated balance sheets of ESCO Technologies Inc. and subsidiaries as of September 30, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2016, and the effectiveness of internal control over financial reporting as of September 30, 2016, which reports appear in the September 30, 2016 annual report on Form 10-K of the Company.

Our report dated November 29, 2016, on the effectiveness of internal control over financial reporting as of September 30, 2016, contains an explanatory paragraph that states the Company acquired Plastique Group Limited (Plastique) and Westland Technologies, Inc. (Westland) during the year ended September 30, 2016, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of September 30, 2016, Plastique’s and Westland’s internal control over financial reporting associated with total assets representing 9.9 percent of consolidated assets, and total net sales representing 4.3 percent of consolidated net sales, included in the consolidated financial statements of ESCO Technologies Inc. and subsidiaries as of and for the year ended September 30, 2016. Our report on the effectiveness of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Plastique and Westland.

/s/ KPMG LLP

St. Louis, Missouri

November 29, 2016